Exhibit 99.1

On April 26, 2010, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (NASDAQ: UBOH–news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $652 million today announced operating results for the three month period ended March 31, 2010 and that the Board of Directors declared a dividend of $0.15 per share to shareholders of record on May 31, 2010, payable on June 15, 2010.

For the quarter ended March 31, 2010, the Corporation reported net income of $1,024,000, or $0.30 per share compared to first quarter 2009 net income of $1,432,000, or $0.42 per share.  Compared with the same period in 2009, first quarter 2010 net income decreased $408,000 (28.5%) due to an increase in the provision for loan losses of $200,000, a decrease in non-interest income of $253,000, and an increase in non-interest expenses of $349,000 offset by an increase in net interest income of $183,000 and a $210,000 decrease in the provision for income taxes.

For the quarter ended March 31, 2010, non-interest income was $730,000, compared to $983,000 for the first quarter of 2009, a $253,000 (25.7%) decrease.  Gain on sales of loans amounted to $70,000 for the quarter ended March 31, 2010, compared to $417,000 for the first quarter of 2009, a decrease of $347,000. Quarterly gains on sale of loans included capitalized servicing rights of $21,000 in 2010 (on loan sales of $2.2 million) and $181,000 in 2009 (on loan sales of $18.6 million).  The significant decrease in loan sales activity in 2010 as compared to 2009 is attributable to the significant decline in mortgage interest rates during the first quarter of 2009 which resulted in significant refinancing activity during that period.  Non-interest income was negatively impacted in the first three months of 2010 and 2009 by the change in fair value of mortgage servicing rights which decreased $32,000 in 2010 and decreased $56,000 in 2009. Other non-interest income increased $76,000 (12.3%) to $693,000 for the quarter ended March 31, 2010.  The increase was primarily attributable to increased loan servicing income ($57,000) and rental income from OREO properties ($18,000).

For the quarter ended March 31, 2010, non-interest expenses were $3,923,000, compared to $3,575,000 for the first quarter of 2009, a $349,000 (9.8%) increase.  The increase in non-interest expenses included a $94,000 (4.8%) decrease in salaries, wages and employee benefits, a $26,000 (6.6%) decrease in occupancy expense, and a $457,000 (40.8%) increase in other non-interest expenses.  The increase in other non-interest expenses includes increases of $119,000 in FDIC assessments, $49,000 in consulting expenses, $32,000 in loan foreclosure expenses, and $277,000 relating to other real estate owned and related asset management costs.  FDIC expense for the quarter ended March 31, 2010 was $195,000 compared to $76,000 for the quarter ended March 31, 2009 and included $180,000 amortization of prepaid FDIC assessments and $15,000 billed to the Bank by the FDIC based on deposit experience for the quarter.  The increase in FDIC assessments is attributable to industry-wide increases in premium rates. The increase in other real estate owned and related asset management costs is attributable to the significant increase in other real estate owned assets during the fourth quarter of 2009 and includes $85,000 of impairment charges taken during the first quarter of 2010.

Total assets amounted to $652.2 million at March 31, 2010, compared to $616.4 million at December 31, 2009, an increase of $35.8 million, or 5.8%.  The increase in total assets was primarily the result of increases in total cash and cash equivalents of $32.8 million, and available-for-sale securities of $7.3 million (5.3%), offset by a decrease of $6.2 million (1.5%) in gross loans.  Deposits during this same period increased $39.6 million (8.4%) and other borrowings (consisting of Federal Home Loan Bank (FHLB) borrowings, securities sold under agreements to repurchase, and customer repurchase agreements) decreased $5.1 million (6.5%).  The increase in cash and cash equivalents and deposits was largely attributable to the Findlay, Ohio branch acquisition completed in late March, 2010 which resulted in cash proceeds of $22.6 million and increased deposits of $26.6 million.

Shareholders’ equity increased from $54.3 million at December 31, 2009 to $55.2 million at March 31, 2010.  This increase was the result of net income ($1,024,000), the issuance of 783 treasury shares under the Corporation’s Employee Stock Purchase Plan ($12,000), and a $377,000 increase in unrealized securities gains, net of tax, offset by the payment of dividends ($517,000).

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to United Bancshares, Inc.’s 2009 Annual Report on Form 10-K.